Exhibit 99.1

For Additional Information, Contact:

Jeremy Norton

Director, Investor Relations

OSI Systems, Inc.

12525 Chadron Ave.

Hawthorne CA 90250

Tel. (310) 349 2372

OSI SYSTEMS REPORTS THIRD QUARTER

FISCAL 2007 FINANCIAL RESULTS

•	Company Announces Record Backlog of Approximately $209 Million

HAWTHORNE, Calif. — (BUSINESS WIRE) — May 7, 2007—OSI Systems, Inc. (NASDAQ:OSIS), a vertically integrated provider of specialized electronics products for critical applications in the Security and Healthcare industries, today announced operating results for its third quarter and nine months ended March 31, 2007.

The Company reported revenues of $126.5 million for the third quarter of fiscal 2007, an increase of 17% from the $108.1 million reported for the third quarter of fiscal 2006. The net income for the third quarter of fiscal 2007 was $3.6 million, or $0.21 per diluted share, compared to net income of $1.0 million, or $0.06 per diluted share, for the third quarter of fiscal 2006.

For the nine months ended March 31, 2007, the Company reported record revenues of $379.5 million, an increase of $52.4 million, or 16%, from $327.1 million for the first nine months of fiscal 2006. The net loss for the first nine months of fiscal 2007 was ($23.0) million or ($1.37) per diluted share, compared to a net loss of ($3.1) million, or ($0.20) per diluted share, for the first nine months of fiscal 2006.

The financial results for the three and nine months ended March 31, 2007 were favorably impacted by the settlement of a dispute with GE related to the acquisition of Spacelabs Medical in fiscal 2004. The settlement resulted in approximately $15.0 million of pre-tax income, which has been recorded as other income. The results were adversely impacted by a ($2.8) million fiscal third quarter operating loss in the OSI Defense Systems business, which is included in the Optoelectronics and Manufacturing division.

In the third quarter of fiscal 2007 the Company consolidated certain manufacturing processes and facilities resulting in a pre-tax restructuring charge of $2.2 million. These costs were directly related to the Company’s previously announced plan to generate approximately $15—$17 million of pre-tax annualized cost savings through the integration of recent acquisitions and the rationalization of the Company’s cost structure. For the first nine months of fiscal 2007, the Company has incurred impairment, restructuring and other charges of approximately $34.0 million. Including the aforementioned restructuring charges the company incurred non-cash pre-tax charges of approximately $21.5 million associated with the impairment of certain fixed and intangible assets as well as the recording of $10.3 million of additional inventory reserves, which is included in cost of goods sold.

Deepak Chopra, OSI Systems’ Chairman and CEO, stated, “We continued our positive top line momentum while our overall backlog increased to record levels due to the strength of our Security bookings. Improving our overall operating performance continues to be our top priority. We expect the previously announced cost cutting measures to be largely implemented by the end of the fiscal year.”

The Company’s backlog as of March 31, 2007 was $209 million compared to $197 million as of December 31, 2006. The Security Division had a backlog of approximately $124 million as of March 31, 2007 compared to $115 million as of December 31, 2006.

Forward-Looking Guidance

The Company reaffirms its previously published revenue guidance of $535—$545 million for the fiscal year ended June 30, 2007.

Conference Call Information

OSI Systems, Inc. will host a conference call and simultaneous webcast over the Internet beginning at 9:00am PST (12:00pm EST), today to discuss its results for the third quarter and first nine months of fiscal 2007. To listen, please log on to www.fulldisclosure.com or www.osi-systems.com and follow the link that will be posted on the front page. A replay of the webcast will be available shortly after the conclusion of the conference call until May 21, 2007. The replay can either be accessed through the Company’s website, www.osi-systems.com, or via telephonic replay by calling 1-888-286-8010 and entering the conference call identification number ‘71537634’ when prompted for the replay code.

About OSI Systems, Inc.

OSI Systems, Inc. is a vertically integrated designer and manufacturer of specialized electronic systems and components for critical applications. The Company sells its products in diversified markets, including homeland security, healthcare, defense and aerospace. The Company has more than 30 years of experience in electronics engineering and manufacturing and maintains offices and production facilities located in more than a dozen countries. It implements a strategy of expansion by leveraging its electronics and contract manufacturing capabilities into selective end product markets through organic growth and acquisitions. For more information on OSI Systems Inc. or any of its subsidiary companies, visit www.osi-systems.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include information regarding the Company’s expectations, goals or intentions about the future, including, the Company’s predictions about the size and effect of its cost-cutting measures, steps being taken to improve profitability and future revenues. The actual results may differ materially from those described in or implied by any forward-looking statement. In particular, there can be no assurance that cost-cutting measures will ultimately result in savings that are in line with current expectations, that the Company will achieve profitability or that future revenues predictions will ultimately prove accurate. Other important factors are set forth in our Securities and Exchange Commission filings. All forward-looking statements speak only as of the date made, and we undertake no obligation to update these forward-looking statements.

OSI SYSTEMS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except share and per share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2007	2006	2007	2006
Revenues	$126,498	$108,092	$379,485	$327,100
Cost of goods sold	82,562	65,019	257,772	201,932

Gross profit	43,936	43,073	121,713	125,168

Operating expenses:
Selling, general and administrative	36,199	33,805	110,531	100,738
Research and development	11,390	8,851	33,424	26,281
Impairment, restructuring, and other charges	2,226	—	23,769	800
Other operating expenses	110	51	658	624

Total operating expenses	49,925	42,707	168,382	128,443

Income (loss) from operations	(5,989)	366	(46,669)	(3,275)

Interest expense	(1,239)	(236)	(3,520)	(1,186)
Interest income	85	91	322	180
Other income / (expense)	15,772	—	15,772	349

Income (loss) before provision for income taxes and minority interest	8,629	221	(34,095)	(3,932)
Provision (benefit) for income taxes	3,678	(820)	(11,607)	(1,816)
Minority interest	(1,338)	(30)	(553)	(976)

Net income (loss)	$3,613	$1,011	$(23,041)	$(3,092)

Diluted income (loss) per share	$0.21	$0.06	$(1.37)	$(0.20)

Weighted average shares outstanding – diluted	17,237	16,766	16,779	16,326

Condensed Consolidated Balance Sheets

(in thousands)

	June 30, 2006	March 31, 2007
Assets
Cash and cash equivalents	$13,799	$18,787
Accounts receivable, net	119,419	120,134
Inventories	120,604	121,702
Other current assets	29,477	45,462

Total current assets	283,299	306,085
Non-current assets	119,774	126,704

Total	$403,073	$432,789

Liabilities and Stockholders’ Equity
Bank lines of credit	$10,857	$16,358
Current portion of long-term debt	1,251	5,578
Accounts payable and accrued expenses	68,526	71,910
Other current liabilities	40,509	43,312

Total current liabilities	121,143	137,158
Long-term debt	5,483	26,965
Other long-term liabilities	17,769	20,349

Total liabilities	144,395	184,472
Minority interest	9,731	9,723
Shareholders’ equity	248,947	238,594

Total	$403,073	$432,789

SEGMENT INFORMATION

(in thousands)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2007	2006	2007	2006
Revenues – by Segment Group:
Security Group	$45,044	$36,446	$130,479	$93,787
Healthcare Group	53,671	49,429	164,639	161,799
Optoelectronics and Manufacturing Group including intersegment revenues	37,200	29,689	111,068	88,593
Intersegment revenues elimination	(9,417)	(7,472)	(26,701)	(17,079)

Total	$126,498	$108,092	$379,485	$327,100

Operating income (loss) – by Segment Group:
Security Group	$527	$1,230	$(31,284)	$(2,614)
Healthcare Group	(3,381)	1,063	(8,994)	8,159
Optoelectronics and Manufacturing Group	547	3,608	7,279	7,391
Corporate	(3,291)	(5,293)	(13,436)	(16,002)
Eliminations	(391)	(242)	(234)	(209)

Total	$(5,989)	$366	$(46,669)	$(3,275)